EXHIBIT 99.2

	Contacts:	Don R. Madison, CFO
FOR IMMEDIATE RELEASE		Powell Industries, Inc.
713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2005
FOURTH QUARTER AND YEAR END RESULTS
HOUSTON — DECEMBER 14, 2005 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2005 fourth quarter and year ended October 31, 2005.
     Revenues for the fourth quarter of 2005 were $83.1 million, of which $16.8 million is attributable to business operations of the company’s July 2005 acquisition, compared to revenues of $48.6 million for the fourth quarter of 2004. The balance of the revenue growth is due primarily to continued improvement in Powell’s Electrical Power Products business segment. Net income for the fourth quarter was $1.8 million, or $0.17 per diluted share, compared to a net loss of $175,000, or ($0.02) per share, in the same period a year ago.
     Thomas W. Powell, chairman and chief executive officer, stated, “We experienced a good fourth quarter, demonstrating ongoing improvement in our Electrical Power Products business. We are pleased with the strength of new orders and are encouraged by the margin improvement in our backlog. We remain optimistic about the overall level of business activity and the opportunities in our markets.”

The Electrical Power Products segment recorded revenues of $73.8 million in the fourth quarter, of which $16.8 million is attributable to business operations of the company’s July 2005 acquisition, compared to $40.0 million in the fourth quarter a year ago. Income before income taxes for Electrical Power Products totaled $2.7 million versus loss before income taxes of $1.5 million in last year’s fourth quarter.
     The Process Control Systems segment recorded revenues for the fourth quarter of $9.4 million compared to $8.6 million for the same period a year ago. Income before income taxes for Process Control Systems totaled $1.0 million versus $426,000 a year ago.
     The company’s order backlog as of October 31, 2005 was $259 million compared to $134 million at the end of the fourth quarter a year ago and compared to $251 million at the end of the third quarter of fiscal 2005. New orders placed during the fourth quarter totaled $91.5 million versus $61.5 million in the fourth quarter a year ago and versus $135.4 million in this year’s third quarter, which included a contract totaling $51.0 million awarded by The Washington Metropolitan Area Transit Authority (WMATA).
     Revenues for fiscal 2005 were $256.6 million, of which $19.9 million is attributable to business operations of the company’s July 2005 acquisition, compared to revenues of $206.1 million for fiscal 2004. Net income for fiscal 2005 was $2.3 million, or $0.21 per diluted share, versus net income of $1.7 million, or $0.15 per diluted share, for fiscal 2004.
     The Electrical Power Products segment recorded revenues of $220.1 million in fiscal 2005, of which $19.9 million is attributable to business operations of the company’s July 2005 acquisition, compared to $173.5 million for fiscal 2004. Loss before income taxes for Electrical Power Products in fiscal 2005 was $438,000 compared to loss before income taxes of $87,000 for fiscal 2004.
     The Process Control Systems segment recorded revenues for fiscal 2005 of $36.5 million compared to $32.7 million for fiscal 2004. Income before income taxes for Process Control Systems for fiscal 2005 totaled $3.9 million versus $1.5 million for fiscal 2004.

OUTLOOK
     The following statements are based on the current expectations of the company. These statements are forward-looking and actual results may differ materially as further elaborated in the last paragraph below.
     As previously announced, the company will change its fiscal year-end to September 30 from October 31, effective September 30, 2006. The company is making this change to move forward the timing of its year-end by one month to coincide with calendar quarters and reduce the impact that holidays have on the company’s reporting timeline. New accounting and auditing requirements have increased the extent of work required at year-end and have accelerated the 10-K filing deadline, allowing fewer calendar days to complete the additional procedures. Accordingly, the outlook provided below for fiscal 2006 consists of eleven months compared to twelve months in fiscal 2005.
     Powell Industries expects fiscal 2006 first quarter earnings to range between $0.06 and $0.11 per diluted share and full year 2006 earnings to range between $0.45 and $0.55 per diluted share. Fiscal 2006 revenue is expected to range between $300 million and $325 million. Included in the company’s outlook for 2006 are projected incremental costs for the expensing of stock options and the implementation of a new ERP system, which will be phased in throughout the year.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, December 14, 2005, at 11:00 a.m. eastern time. To participate in the conference call, dial 706-634-2265 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 21, 2005. To access the replay, dial 706-645-9291 using a passcode of 2935975.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, TX, designs, manufactures and services equipment and systems for the management and control of electrical energy and other critical processes. Powell provides products and services to the transportation, environmental, industrial and utility industries. For more information, please visit www.powellind.com.
Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainty in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, including but not limited to competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.
Tables to follow

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

	Three Months Ended		Years Ended
	October 31,		October 31,
	2005	2004	2005	2004
(In thousands, except per share data)	(Unaudited)		(Unaudited)
Revenues	$83,127	$48,634	$256,645	$206,142
Cost of goods sold	67,229	40,148	212,785	170,165

Gross profit	15,898	8,486	43,860	35,977
Selling, general and administrative expenses	13,085	9,783	41,846	35,357
Gain on sale of land and building	1,052	—	1,052	—

Income (loss) before interest, income taxes and minority interest	3,865	(1,297)	3,066	620
Interest expense	375	28	721	136
Interest income	(224)	(278)	(1,107)	(880)

Income (loss) before income taxes and minority interest	3,714	(1,047)	3,452	1,364
Income tax provision (benefit)	1,818	(849)	1,138	(282)
Minority interest in net income (loss)	56	(23)	63	(23)

Net income (loss)	$1,840	$(175)	$2,251	$1,669

Net earnings (loss) per common share:
Basic	$0.17	$(0.02)	$0.21	$0.16

Diluted	$0.17	$(0.02)	$0.21	$0.15

Weighted average shares:
Basic	10,844	10,723	10,779	10,688

Diluted	11,065	10,723	10,928	10,774

SELECTED FINANCIAL DATA:
Capital Expenditures	$2,882	$1,552	$6,108	$6,472

Depreciation and amortization	$2,022	$1,137	$5,266	$4,533

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     CONDENSED CONSOLIDATED BALANCE SHEETS

	October 31,	October 31,
	2005	2004
(In thousands)	(Unaudited)
Assets:
Current assets	$164,055	$145,620
Property, plant and equipment, net	55,522	45,041
Other assets	11,044	5,418

Total assets	$230,621	$196,079

Liabilities & stockholders’ equity:
Current liabilities	$60,462	$46,350
Long-term debt and capital lease obligations, net of current maturities	19,378	6,626
Deferred and other long-term liabilities	6,087	3,050
Stockholders’ equity and minority interest	144,694	140,053

Total liabilities and stockholders’ equity	$230,621	$196,079

     POWELL INDUSTRIES, INC. & SUBSIDIARIES

     BUSINESS SEGMENTS

	Three Months Ended		Years Ended
	October 31,		October 31,
	2005	2004	2005	2004
(In thousands)	(Unaudited)		(Unaudited)
Revenues:
Electrical Power Products	$73,761	$40,048	$220,123	$173,456
Process Control Systems	9,366	8,586	36,522	32,686

Total revenues	$83,127	$48,634	$256,645	$206,142

Income (loss) before income taxes:
Electrical Power Products	$2,702	$(1,473)	$(438)	$(87)
Process Control Systems	1,012	426	3,890	1,451

Total income (loss) before income taxes	$3,714	$(1,047)	$3,452	$1,364

	October 31,	October 31,
	2005	2004
(In thousands)	(Unaudited)
Identifiable tangible assets:
Electrical Power Products	$173,544	$114,374
Process Control Systems	10,761	11,889
Corporate	41,976	69,270

Total identifiable tangible assets	$226,281	$195,533

Backlog:
Electrical Power Products	$212,979	$89,491
Process Control Systems	46,129	44,763

Total backlog	$259,108	$134,254